Exhibit 3.1

ELEVENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LUMOS PHARMA, INC.

FIRST: The name of the corporation is Lumos Pharma, Inc. (the “Corporation”).

SECOND: The address of its registered office in the state of Delaware is Corporation Service Company, 251 Little Falls Drive, city of Wilmington, county of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the state of Delaware (the “DGCL”).

FOURTH: The total number of shares of all classes of stock which the Corporation shall have the authority to issue is one hundred (100) shares of common stock, par value $0.001 per share.

FIFTH: In furtherance and not in limitation of the powers conferred by the state of Delaware:

1. The management of the business and the conduct of the affairs of the Corporation shall be vested in its board of directors (the “Board”). The number of directors which shall constitute the whole Board shall be fixed by, or in the manner provided in, the Corporation’s bylaws (the “Bylaws”). No election of directors need be by written ballot unless the Bylaws shall so provide.

2. The Board is expressly authorized to adopt, amend or repeal the Bylaws.

3. Meetings of stockholders may be held within or without the state of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in applicable statutes) at such place within or without the state of Delaware as the Bylaws may provide or as may be designated from time to time by the Board.

SIXTH: The liability of a director for monetary damages shall be eliminated to the fullest extent under applicable law. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated to the fullest extent permitted by the DGCL, as so amended.

SEVENTH: From time to time any of the provisions of this certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the state of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions of this Article SEVENTH.

EIGHTH: The Corporation expressly elects not to be governed by Section 203 of the DGCL, as from time to time in effect or any successor provision thereto.

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